Exhibit 99.1

Contacts:

Chip Swearngan, Metavante Corporation

414-357-3688, chip.swearngan@metavante.com

Sam Kim, Metavante Corporation

678-533-4861, sam.kim@metavante.com

METAVANTE TO ACQUIRE MBI, EXPAND HEALTHCARE PAYMENTS

Leading provider of employee benefits debit card to join

Metavante Payment Solutions Group

MILWAUKEE, May 10, 2005 – Metavante Corporation, the financial technology subsidiary of Marshall & Ilsley Corporation (NYSE: MI), today announced the signing of a definitive merger agreement to acquire Med-i-Bank, Inc. (MBI) of Waltham, Mass. The company will continue to operate under the name of MBI, and will become a subsidiary of Metavante Corporation, with existing management continuing in their positions.

The $145 million acquisition, approximately $138 million of which will be funded using Marshall & Ilsley Corporation common stock, is expected to close in the third quarter, pending regulatory approval and other customary closing conditions. The purchase is expected to be less than one percent dilutive to M&I’s earnings per share in 2005 and 2006, and accretive beginning in 2007. In 2006, MBI is expected to have earnings before interest, taxes, depreciation and amortization (EBITDA) of $15-20 million, and net income of $6-8 million.

MBI is a leading provider of electronic payment services for employee benefit and consumer-directed health care accounts. MBI’s Flexible Spending Account (FSA), Health Reimbursement Arrangement (HRA) and Health Savings Account (HSA) solutions are currently used by approximately 200 third-party administrators (TPAs) and health plans that service over 15,500 employers and approximately 1.3 million employee accounts. The company was founded in 1995 and employs approximately 70 persons.

The MBI acquisition will extend the existing Metavante full-service HSA solution, which includes account setup and administration; account and transaction processing; market-leading healthcare debit cards; regulatory reporting; as well as account record keeping and funds management. Metavante provides HSA solutions for financial institutions that can include trust account management to support the custodial requirements of HSAs. For HSA consumers, Metavante provides Internet-based account access and online investment management options through investment accounts and mutual funds.

“MBI is one of the largest and most experienced providers of electronic payment systems for employee benefit cards electronically accessing FSAs,” said Frank R. Martire, Metavante president and chief executive officer. “As HSA solutions are quickly becoming a critical part of our bank clients’ strategy, we anticipate their demand for greater access to a full-service HSA product suite. Fundamentally, it is a new opportunity for banks to increase deposits.”

“By joining Metavante, MBI will be able to leverage the extensive capabilities of one of the largest, and most respected financial services organizations for the benefit of our administrator and health plan clients,” said MBI President and CEO Robert L. Natt. “As the new era of consumer-directed health care products continues to evolve, MBI is fortunate to be joining an organization that will allow us to enhance our industry leading health benefit payments system with the wide range of additional financial service functionality that Metavante can provide. In addition, by retaining the talented employees and management team that have made MBI successful, I am confident that under Metavante’s ownership we will continue to foster the entrepreneurial spirit in our operations and technology development.”

 According to Forrester Research, “The number of HSAs will grow more than fifteen fold between 2005 and 2008. The number of HSAs in the market will explode from roughly 391,000 accounts in 2005 to more than 6.3 million accounts in 2008. $6 billion will ﬂow through HSAs in 2008, up from $282 million today.” 1

Forrester analyst Katy Hendrickson states in a March 2005 report, “Processing debit card transactions and paying claims automatically from HSAs are important payment functionalities. Employers will require additional capabilities like processing payments from multiple employee accounts (e.g., FSA and HSA) and integrating with pharmacy beneﬁt managers in 2006 and beyond. Debit card vendors like MBI can help plans provide these capabilities to their customers.” 2

MBI’s proprietary system, MBITIME, supports the authorization, settlement and substantiation of all transactions performed with the company’s nationally accepted debit card, The MBI Benefits Card™, which allows employees to electronically access benefit accounts – FSAs, HRAs, HSAs, Dependent Care Accounts and transit/parking accounts – with a single card. MBITIME’s core functionality is the maintenance of the account data that is used to authorize and settle transactions and the substantiation of transactions in accordance with IRS guidelines.

 “Adding the MBI Benefits Card base to the existing healthcare cards on our system will make Metavante one of the leading providers of consumer-directed health care payment solutions,” said Frank G. D’Angelo, president and chief operating officer, Metavante Payment Solutions Group. “MBI will allow Metavante to expand its delivery of consumer healthcare payment services among health plans, third-party administrators and banks. The MBI product suite should be attractive to many of our financial institution clients that would like to offer FSA, HRA and HSA cards to their corporate customers. Further, this acquisition will complement our existing healthcare identification and eligibility card business obtained through the Printing for Systems (PSI) acquisition we completed in November of 2003.”

About MBI

MBI, which is owned by Wind Point Partners, Mesirow Financial, management and other investors, offers a consumer-directed benefits payment platform plus the country's #1 employee benefits card - electronically accessing Flexible Spending Accounts, Health Reimbursement Arrangements, Health Savings Accounts, Transit/Parking Accounts and Dependent Care Accounts all with one MasterCard or Visa card. The MBI Benefits CardTM allows employees to pay for eligible expenses at physician and dental offices, pharmacies and vision service facilities. In July 2003, MBI was selected by America's Health Insurance Plans as a SolutionsTM partner and extends preferred terms to America’s Health Insurance Plans’ nearly 1,300 health insurance plan members. More than 15,000 employers, including many Fortune 500 companies, have made the MBI Benefits Card™ the card of choice for their employees. Experience The Benefit at www.mbibenefits.com.

About Metavante

Metavante Corporation delivers banking and payment technologies to financial services firms and businesses worldwide.  Metavante products and services drive account processing for deposit, loan and trust systems, image-based and conventional check processing, electronic funds transfer, and electronic presentment and payment.  Headquartered in Milwaukee, Metavante (www.metavante.com) is wholly owned by Marshall & Ilsley Corporation (NYSE: MI).

This press release does not constitute an offer of any securities for sale. M&I intends to file with the Securities and Exchange Commission a registration statement on Form S-4, which will include a proxy statement/prospectus and other relevant materials in connection with the transaction described in this press release. Investors and security holders are advised to read the proxy statement/prospectus when it becomes available, because it will contain important information regarding the proposed transaction. Security holders may receive a free copy of the proxy statement/prospectus (when available) and other related documents filed by M&I at the Commission’s website at http:\\www.sec.gov or from M&I.

This press release contains forward-looking statements concerning M&I’s, Metavante’s and MBI’s future financial results and operations, including expected closing dates, operating activities, EBITDA and net income.  Such statements are subject to important factors which could cause M&I’s and Metavante’s actual results to differ materially from those anticipated by the forward-looking statements.  These factors include (a) receipt of regulatory approvals without unexpected delays or conditions; (b) timely implementation and execution of integration plans; (c) retention of customers and critical employees; (d) successfully leveraging Metavante/MBI’s comprehensive product offering to the combined customer base; (e) unanticipated changes in laws, regulations, or other industry standards affecting Metavante/MBI businesses which require significant product redevelopment efforts, reduce the market for or value of its products or render products obsolete; (f) successful management of any impact from slowing economic conditions or consumer spending; (g) no catastrophic events that could impact Metavante/MBI or its major customers’ operating facilities, communication systems and technology or that has a material negative impact on current economic conditions or levels of consumer spending; (h) no material breach of security of any Metavante/MBI systems; and (i) those referenced in M&I’s Annual Report on Form 10-K for the year ended December 31, 2004, under the heading “Forward- Looking Statements” and such other factors as may be described from time to time in M&I’s subsequent SEC filings, which factors are incorporated herein by reference.

1, 2 Forrester Research, Inc., “Will Health Plans Profit From HSAs? Forecast of Health Savings Account Assets and Transactions,” March 7, 2005.

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